EXHIBIT 5.1
[Letterhead of Hyperion Solutions Corporation]
December 19, 2005
Hyperion Solutions Corporation
5450 Great America Parkway
Santa Clara, CA 95054
     Re: Hyperion Solutions Corporation Form S-8 POS Registration Statement
Ladies and Gentlemen:
     I am Vice President, General Counsel and Secretary of Hyperion Solutions Corporation, a Delaware corporation (the “Company”). This opinion is being rendered solely in connection with the Post-Effective Amendment (the “Amendment”) to each of the registration statements on Form S-8 (Nos. 33-99022, 333-10697, 333-38871, 333-62275, 333-49182, 333-50942, 333-84846, 333-102049, 333-120018, 333-124771, 333-130445) (collectively, the “Registration Statements”) relating to the additional shares of Common Stock (the “Shares”) issuable pursuant to the various plans (the “Plans”) covered by the Registration Statements as a result of the Company’s three-for-two stock split, to be effected in the form of a stock dividend payable on December 19, 2005 to shareholders of record at the close of business on December 1, 2005.
     This opinion is being delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
     In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of (i) the Amendment; (ii) the Registration Statements; (iii) the Company’s Restated Certificate of Incorporation, (iv) the Company’s Amended and Restated By-laws, (v) the prospectuses to be sent to participants pursuant to the Registration Statements, (vi) the resolutions of the Company’s Board of Directors (the “Board”) and the Compensation Committee of the Board which relate to each of the Company’s equity-based compensation plans covered by the Registration Statements, and (vii) such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth below. I have also reviewed such questions of law as I have considered necessary or appropriate for the purposes of the opinion set forth below.
     In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of documents executed or to be executed by parties other than the Company, I have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to this opinion that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others.

     In rendering the opinion set forth below, I have assumed that the certificates representing the Shares will be manually signed by one of the authorized officers of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar and will conform to the specimen thereof examined by me.
     I am admitted to the bar in the State of California, and I do not express any opinion with respect to the law of any jurisdiction other than Delaware corporate law.
     Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized for issuance by the Company and, when issued and paid for in accordance with the terms and conditions of the Plans, the Shares will be validly issued and, subject to any restrictions imposed by the Plans, fully paid and nonassessable.
     I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Amendment. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Mark Cochran

Mark Cochran Vice President, General Counsel and Secretary